EXHIBIT 10.14
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is made and entered into by and between Gottfried Lemperle, M.D. (“Dr. Lemperle”) and Artes Medical, Inc. (the “Company”), and inures to the benefit of each of the Company’s current, former and future parents, subsidiaries, related entities, employee benefit plans and each of their respective fiduciaries, predecessors, successors, officers, directors, stockholders, agents, attorneys, employees and assigns.
RECITALS
     A. Dr. Lemperle has been serving as an employee, officer and director of the Company.
     B. Dr. Lemperle wishes to retire from the Company and end his service as an employee, officer and director of the Company pursuant to the terms and conditions of this Agreement.
     C. The Company wishes to retain Dr. Lemperle as a consultant, and Dr. Lemperle wishes to provide consulting services to the Company, on the terms and conditions of this Agreement.
AGREEMENT
     THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between Dr. Lemperle, on the one hand, and the Company, on the other, as follows:
     1. Retirement and Resignation. Dr. Lemperle hereby confirms his retirement from the Company, effective March 15, 2006 (the “Retirement Date”), and his resignation from his position as Chief Scientific Officer, each resignation effective as of the Retirement Date. Dr. Lemperle also acknowledges his resignation from his position as a director on the Company’s Board of Directors tendered to the Secretary of the Company with an effective date of March 18, 2006. The parties acknowledge that this Agreement and the terms and conditions herein are entered into by the parties in connection with the matters arising out of the litigation entitled Elizabeth Sandor v. Artes Medical USA, Inc. et.al., Case No. GIC 852056 in the Superior Court of the State of California for the County of San Diego (“Litigation”) and without any admission of any liability whatsoever by any party to the Litigation..
2. Wages, Vacation Time and Expenses Paid and Bonus to be Paid.
          2.1 Dr. Lemperle hereby agrees that the Company has paid him all of his wages and all of his accrued and unused vacation time through the Retirement Date, subject to federal and state withholding and other applicable taxes, and has been reimbursed by the Company for all reimbursable business expenses through the Retirement Date.
          2.2 Contingent upon this Agreement becoming effective as provided in Section 28 of this Agreement and upon Dr. Lemperle’s execution and delivery of the Voting Agreement set forth in Section 5, the Company shall pay Dr. Lemperle $70,000.00 as a bonus payment related to fiscal year 2005, subject to federal and state withholding and other applicable taxes (the “Bonus”). Dr. Lemperle agrees that upon payment of the Bonus by the Company, he is not entitled to any other bonus or other compensation payments from the Company through the Retirement Date.
3. Consulting Agreement.
          3.1 Term. Subject to its rights to terminate this Agreement earlier pursuant to the termination provisions contained in Section 10 hereof, and contingent upon this Agreement becoming effective as provided in Section 28 of this Agreement and upon Dr. Lemperle’s execution and delivery of the Voting Agreement set forth in Section 5, the Company agrees that commencing upon the Retirement Date, and continuing for a period of up to twenty-four (24) months thereafter, Dr. Lemperle will make himself available as an independent contractor consultant (the “Consulting Period”). The Consulting Period shall automatically extend for an additional twelve (12) month period unless the Board makes a good faith determination that one of the conditions set forth in Section 10.2 has occurred during the initial Consulting Period (“Extended Consulting Period”). This Agreement shall automatically terminate at the end of the Extended Consulting Period unless extended further by the mutual agreement of the parties hereto in writing, which writing shall set forth the terms and conditions (including the compensation payable to Dr. Lemperle for his consulting services) that apply to such an extension of the Extended Consulting Period. As used herein, Consulting Period shall include any extensions of the initial Consulting Period.
          3.2 Independent Contractor. Dr. Lemperle acknowledges that he is an independent contractor, is not an agent or employee of the Company, is not entitled to any Company employment rights or benefits and is not authorized to act on behalf of the Company, and he agrees not to take any actions (directly or indirectly) to attempt to bind the Company. Dr. Lemperle shall be solely responsible for any and all of his tax obligations, including but not limited to, all city, state and federal income taxes, social security withholding tax and other self employment tax resulting from the payments set forth in this Agreement. In the event that any taxing authority seeks to collect taxes, interest and/or penalties from the Company on the consulting compensation paid to Dr. Lemperle under this Agreement, Dr. Lemperle will hold the Company harmless from any and all claims for such taxes, interest and/or penalties and will indemnify the Company against any such claims. The Company shall not dictate the work hours of Dr. Lemperle during the term of this Agreement. The parties hereby acknowledge and agree that the Company shall have no right to control the manner, means or method by which Dr. Lemperle performs the services called for by this Agreement. Rather, the Company shall be entitled only to direct Dr. Lemperle with respect to the elements of services to be performed by Dr. Lemperle and the results to be derived by the Company, to inform Dr. Lemperle as to where and when such services shall be performed, to limit and identify the persons at the Company with whom Dr. Lemperle may communicate, and to review and assess the performance of such services by Dr. Lemperle for the purposes of assuring that such services have been performed and confirming that such results were satisfactory. The Company shall be entitled to exercise broad general power of supervision and control over the results of work performed by Dr. Lemperle to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

          3.3 Compensation. During the Consulting Period, the Company shall pay to Dr. Lemperle the gross sum of $16,666.67 per month. The monthly consulting fee shall be due and payable to Dr. Lemperle upon the completion of each month of consulting work, with the first consulting compensation payment payable to Dr. Lemperle on the one month anniversary of the Retirement Date, and subsequent payments due on such day of each month thereafter for the term of this Agreement.
          3.4 Duties. During the Consulting Period, Dr. Lemperle agrees to make himself available to provide advice and input on the Company business, technical and scientific matters, as may be requested of him from time to time by the Company’s Board of Directors (the “Board”) or the Company’s President. Dr. Lemperle shall report only to the President, unless specifically directed otherwise by the Executive Chairman of the Board. It is understood and agreed that the duties assigned to Dr. Lemperle shall relate to (a) introducing the Company to the contacts and relationships between Dr. Lemperle and any existing or prospective customers, accounts, business partners (including doctors), investors and stockholders of the Company, (b) sales, marketing and distribution of the Company’s products, (c) technical and scientific assistance with the Company’s products and technology and (d) other business, technical and scientific matters that the Executive Chairman or the President shall reasonably request to be performed by Dr. Lemperle.
          3.5 Time Commitment. During the Consulting Period, Dr. Lemperle shall make himself available to the Company in San Diego, California to perform consulting duties on an as-needed basis as requested by the Company (which may be up to 40 hours per week). The Company agrees to provide Dr. Lemperle with reasonable advance notice of its need for his services, particularly if the services will require Dr. Lemperle to travel outside of San Diego County, California. Dr. Lemperle agrees to provide the Company with at least one week’s advance notice of any vacation or other planned absence in which Dr. Lemperle will be unavailable to render consulting services for the Company.
          3.6 Company Policies and Code of Ethics. Although not an employee of the Company, Dr. Lemperle agrees to familiarize himself with and to comply with all Company policies and procedures during the Consulting Period, including the Company’s Code of Ethics (as such policies and procedures may be amended from time to time).
          3.7 Business Expenses. It is expressly understood and agreed that during the Consulting Period, Dr. Lemperle shall not incur any business expenses without the prior written approval of the Executive Chairman or the Company’s Chief Financial Officer. To the extent such business expenses have been approved in advance, the Company shall reimburse Dr. Lemperle for reasonable business expenses incurred by him as a necessary consequence of his performance of his consulting duties on the Company’s behalf. Dr. Lemperle shall submit written requests for reimbursement of said business expenses, together with supporting receipts, on or before the last day of each month of the Consulting Period. Reimbursement of Dr. Lemperle’s business expenses shall be paid in the time and manner which are consistent with the Company’s policy concerning employee business expenses.

     4.Equity Holdings.
          4.1 Stock. Dr. Lemperle hereby acknowledges that he holds 1,000,000 shares of Common Stock, 161,243 shares of Series C-1 Preferred Stock and 70,761 shares of Series D Preferred Stock.
          4.2 Options. In addition, The Company has granted Dr. Lemperle the following options (the “Stock Options”) to purchase the indicated shares of Common Stock at the indicated exercise price:

			Number of
			Vested Shares
Option Grant	Number of	Per Share	as of March 31,
Date	Shares	Exercise Price	2006
6/27/03	100,000	$1.50	68,739
9/15/04	300,000	$1.00	112,500
Total:	400,000		181,239
     Dr. Lemperle understands and agrees that as of the Retirement Date he has vested in an aggregate of 181,839 shares of Common Stock under his Stock Options as set forth in the table above.
          4.3 Warrants. In addition, the Company has issued Dr. Lemperle the following warrants (the “Warrants”) to purchase the indicated shares at the indicated exercise price:

Warrant Issuance		Number of	Per Share
Date	Type of Stock	Shares	Exercise Price
7/26/02	Series C-1	150,000	$1.00
6/30/04	Common	32,000	$1.25
Total:		182,000
          4.4 Acknowledgement. Dr. Lemperle acknowledges and agrees that the Common Stock, Series C-1 Preferred Stock listed in Section 4.1, the Stock Options to acquire shares of Common Stock listed in Section 4.2 and Warrants to purchase shares of Common Stock and Series C-1 Preferred Stock listed in Section 4.3 sets forth Dr. Lemperle’s, including Dr. Lemperle’s spouse, executors, administrators, assigns and successors, entire interest in or right to acquire the capital stock of the Company (or rights or other securities exercisable or convertible into the capital stock of the Company), and that neither he nor his spouse, executors, administrators, assigns and successors has any right to acquire or purchase any additional shares of capital stock or rights or other securities exercisable or convertible for capital stock (collectively, the “Securities”).
          4.5 Warrant Amendment and Vesting During Consulting Period. In exchange for the general release given and the other promises and covenants made by Dr. Lemperle under this Agreement, and contingent upon this Agreement becoming effective as provided in Section 28 of this Agreement, the Company agrees:
               (i) to extend the term of the Warrant to purchase up to 54,167 shares of Common Stock at an exercise price of $1.50 per share held by Dr. Lemperle until the close of business on March 27, 2006.
               (ii) to provide that Dr. Lemperle will be deemed to be in “Service” to the Company during the Consulting Period as such term is defined under the Stock Options and the Warrants, and as a result, Dr. Lemperle will continue to vest on a monthly basis as provided in the Stock Options and the Warrants during the Consulting Period.
               (iii) to amend the terms of the Stock Options to provide that Former Employee/Consultant will have three hundred sixty five (365) days from the end of the Consulting Period in which to exercise all or a portion of the Stock Options in which he has acquired a vested interest as of the end of the Consulting Period.
     Dr. Lemperle acknowledges and agrees that by extending the period in which he may exercise his vested Stock Options from ninety (90) to three hundred sixty five (365) days, will have the effect of automatically converting any of the Stock Options that are currently Incentive Stock Option (“ISO”) to Non-Qualified Stock Options (“NSO”). Dr. Lemperle further acknowledges that ISOs and NSOs are treated differently under the tax laws (e.g., upon exercise of an NSO, the exercising party must pay tax on the spread between the then fair market value of the Company’s Common Stock and the exercise price paid for the stock), and that he is responsible for seeking his own legal and tax advice on such matters.
     5. Voting Agreement. In exchange for the general release given and the other promises and covenants made by the Company under this Agreement, and contingent upon this Agreement becoming effective as provided in Section 28 of this Agreement, Dr. Lemperle agrees to execute and deliver to the Company the Voting Agreement attached hereto as Exhibit A related to the Securities.
     6. Health Benefits. Dr. Lemperle acknowledges that he has been provided with forms by which he may maintain his and his eligible dependents’ participation in the Company’s group health insurance plan pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In exchange for the general release given and the other promises and covenants made by Dr. Lemperle under this Agreement, and contingent upon this Agreement becoming effective as provided in Section 28 of this Agreement, the Company agrees that if Dr. Lemperle timely elects to continue his participation in the Company’s group health insurance plans pursuant to COBRA, then the Company shall pay the COBRA premium(s) on

Dr. Lemperle’s behalf for twelve (12) months, provided Dr. Lemperle does not otherwise become eligible to participate in another employer’s group insurance plan. If Dr. Lemperle desires to continue his participation beyond the end of the Consulting Period, and is eligible to continue his participation pursuant to COBRA, he understands and agrees that he shall be fully responsible for making the necessary premium payments in order to continue such coverage. Nothing herein shall be deemed to permit Dr. Lemperle to continue participating in any life insurance, long-term disability benefits, or accidental death and dismemberment plans maintained by the Company after the Retirement Date. Nothing herein shall limit the right of the Company to change the provider and/or the terms of its group health insurance plans at any time hereafter.
     7. Contractual Obligations
          7.1 Existing Agreements. Dr. Lemperle acknowledges that he is a party to and bound by the terms and conditions of that certain Confidentiality Agreement and Employee/Officer/Consultant Invention Agreement by and between the Company and him, dated April 22, 2005 (the “Confidentiality Agreement”). Dr. Lemperle also acknowledges that he is a party to and bound by the terms and conditions of agreements related to the Company’s intellectual property (including patent applications) and Dr. Lemperle’s assignment of his intellectual property rights to the Company (collectively, the “Intellectual Property Agreements”).
          7.2 Remedies. Dr. Lemperle understands and agrees that the Confidentiality Agreement and the Intellectual Property Agreements and his duties thereunder, survive the termination of his employment with the Company and continue to remain in effect during the Consulting Period, and will survive the expiration or termination of the Consulting Period and this Agreement. Dr. Lemperle acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Confidentiality Agreement or the Intellectual Property Agreements would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.
          7.3 Further Assurances. Dr. Lemperle agrees to perform, during and after the Consulting Period, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights or other rights on any inventions covered by the Confidentiality Agreement and the Intellectual Property Agreements. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Dr. Lemperle hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorney-in-fact to act for and on his behalf and instead of Dr. Lemperle, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by him.
     8. Trade Secrets and Confidential Information/Non-Competition.
          8.1 Proprietary Information and Inventions Agreement. In exchange for the general release given and the other promises and covenants made by the Company under this

Agreement, and contingent upon this Agreement becoming effective as provided in Section 28 of this Agreement, Dr. Lemperle agrees to execute and deliver to the Company the Proprietary Information and Inventions Agreement attached hereto as Exhibit B (the “Proprietary Agreement”).
          8.2 No Competition During Consulting Period. During the Consulting Period, Dr. Lemperle agrees that he will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by, provide services to, or have any business connection with, any other person, corporation, firm, partnership or other entity whatsoever which competes directly or indirectly with the Company throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Dr. Lemperle agrees that if he is contemplating an affiliation of any sort with any other person, corporation, firm, partnership or other entity, he shall notify the Company in writing so that a determination may be made as to whether such person, corporation, firm, partnership or other entity competes directly or indirectly with the Company. Any such determination will be made by the Board in good faith. However, notwithstanding anything above to the contrary, Dr. Lemperle may own, as a passive investor, securities of any publicly traded competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.
          8.3 Savings Clause. If any restriction set forth above within this Section is held to be unreasonable, then Dr. Lemperle agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. Dr. Lemperle agrees that during the Consulting Period, he will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and he will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
          8.4 Injunctive Relief. Dr. Lemperle expressly agrees that the covenants set forth in this Section 8 are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of confidential information to competitors of the Company. Dr. Lemperle also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of the provisions of this Section 8 by Dr. Lemperle, and that injunctive relief against Dr. Lemperle is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.
     9. Non-Solicitation. For two (2) years immediately following the expiration or termination of the Consulting Period for any or no reason, Dr. Lemperle agrees not to interfere with the business of the Company by soliciting, inducing, or otherwise causing (i) any employee or consultant of the Company to terminate his or her employment or engagement with the Company, or to reduce his or her time commitment or scope of services provided to the Company, or (ii) any customer or client of the Company to purchase or obtain the products or services of any firm or business organization which competes with the Company. The foregoing restrictions shall apply to Dr. Lemperle regardless of whether he is acting directly or indirectly, alone or in concert with others. Dr. Lemperle understands and agrees that he cannot and will not do indirectly that which he cannot do directly.
     10. Termination Provisions.
          10.1 Company’s Right to Terminate. The Company shall have the right to terminate the Consulting Period and Dr. Lemperle’s provision of services under this Agreement for cause at any time, with or without notice.
          10.2 Termination For Cause. In the event that the Company terminates Dr. Lemperle’s services for cause, as defined hereafter, Dr. Lemperle’s consulting compensation shall cease immediately. A termination by the Company for “cause” shall mean a termination based on the Board’s good faith and reasonable belief that one or more of the following has occurred:
               (i) Dr. Lemperle is charged with any felony or any crime involving dishonesty or moral turpitude.
               (ii) Dr. Lemperle’s participation in any fraud against the Company.
               (iii) Dr. Lemperle’s breach of the Company’s policies and procedures, including any breach of the Company’s Code of Ethics.
               (iv) Dr. Lemperle’s breach of any obligations or duties owed to the Company, whether arising under this Agreement or any other binding agreement with the Company, including but not limited to the Confidentiality Agreement and any Intellectual Property Agreement. If Dr. Lemperle’s breach is curable, it is agreed that the Company will provide Dr. Lemperle with written notice of said breach, and seven (7) business days within which to cure said breach.
               (v) Dr. Lemperle’s unauthorized disclosure or use of Company proprietary or confidential information. It is expressly understood and agreed by the parties that an unauthorized disclosure or use of Company proprietary or confidential information shall not be considered a “curable breach”, as described in subsection 10.2(iv) above.
               (vi) Dr. Lemperle’s violation of any of the non-competition provisions of this Agreement. It is expressly understood and agreed by the parties that any violation of the non-competition provisions of this Agreement shall not be considered a “curable breach”, as described in subsection 10.2(iv) above.
               (vii) Dr. Lemperle’s disparagement of the Company or any person affiliated with the Company, including its officers, directors, employees and consultants.
               (viii) Dr. Lemperle’s failure to make himself available in San Diego, California at the Company’s reasonable request to provide consulting services hereunder.

          10.3 Termination Other Than For Cause. In the event that the Company terminates Dr. Lemperle’s services for reasons other than those which constitute “cause”, as defined above, prior to the natural expiration of the Consulting Period, then the Company shall pay to Dr. Lemperle six (6) months of his consulting fees set forth in Section 3.3 (the “Termination Payments”), contingent upon Dr. Lemperle’s execution of a new general release of all claims and nondisparagement agreement. At the Company’s option, the Termination Payments may be paid to Dr. Lemperle in a lump sum or in equal monthly installments over a six (6) month period.
     11. Outside Activities. Except as prohibited and/or limited by the provisions of Sections 3, 7, 8 and 9 above, it is expressly understood and agreed that during the Consulting Period, Dr. Lemperle may accept other employment. Dr. Lemperle may also engage in civic and not-for-profit activities, except as limited by the provisions of Sections 3, 7, 8 and 9.
     12. Nondisparagement. Dr. Lemperle agrees that he will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of The Company or the Releasees (as defined in Section 13 below).
     13. General Release.
          13.1 General Release. In consideration of the mutual promises and covenants contained herein, Dr. Lemperle for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges the Company and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and each of their respective fiduciaries, predecessors, successors, officers, directors, stockholders, attorneys, agents, employees and assigns (collectively, the “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Dr. Lemperle’s equity ownership in the Company, Dr. Lemperle’s employment with the Company or the cessation of that employment, Dr. Lemperle’s assignment of intellectual property to the Company, or Dr. Lemperle’s service as an officer or director of the Company or the cessation of that service.
          13.2 Knowing Waiver of Employment Related Claims. Dr. Lemperle understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.
          13.3 Waiver of Civil Code § 1542. Dr. Lemperle expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:
     “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Dr. Lemperle expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which Dr. Lemperle may have against the Company or any of the other Releasees.
     14. Severability of Release Provisions. The parties agree that if any provision of the release given by Dr. Lemperle under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
     15. Promise to Refrain from Suit or Administrative Action. Dr. Lemperle promises and agrees that he will never sue the Company or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against the Company or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement. In the event of a breach of this provision which shall constitute “cause” as defined above in Section 10.2 (iv) , the Company may, in its sole discretion, immediately terminate this Consulting Agreement and Dr. Lemperle’s consulting compensation hereunder shall cease immediately upon such termination.
     16. Confidentiality of Agreement. Dr. Lemperle promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential both the fact of and the terms of this Agreement, including the amounts referred to in this Agreement, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Dr. Lemperle has consulted such professional advisors. Dr. Lemperle expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of the Company the fact or the terms of this Agreement.
     17. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this Agreement which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.
     18. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.

     19. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
     20. Representation by Counsel. The parties acknowledge that they have the right to have been represented in by counsel of their own choosing. Dr. Lemperle further acknowledges and agrees that Heller Ehrman LLP (“Heller Ehrman”) is legal counsel for the Company solely, and that he is not relying on the Company or Heller Ehrman for legal advice regarding this Agreement. The parties further acknowledge that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
     21. California Law. The parties agree that this Agreement and its terms shall be construed under California law.
     22. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.
     23. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.
     24. Return of Company Property. Dr. Lemperle has returned to the Company all of his keys to the Company’s premises and his Company laptop. It is understood and agreed that Dr. Lemperle shall return all other property in his possession which belongs to the Company immediately upon demand therefor. Dr. Lemperle specifically promises and agrees that he shall not retain copies of any company documents or files following the termination of this Agreement.
     25. Attorneys’ Fees. Each party shall be responsible for its own legal fees incurred in connection with the entering into of this Agreement.
     26. Period to Consider Terms of Agreement. Dr. Lemperle acknowledges that this Agreement was first presented to him on March 15, 2006, that the terms of this Agreement have been negotiated by counsel for both parties, and that he is entitled to have 21 days’ time in which to consider the Agreement. Dr. Lemperle acknowledges that he understands that he has the right to obtain the advice and counsel from the legal representative of his choice, and that he executes this Agreement having had sufficient time within which to consider its terms. Dr. Lemperle represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, and that he voluntarily waives any remaining consideration period.
     27. Revocation of Agreement. Dr. Lemperle understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Dr.

Lemperle understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Dr. Lemperle does not revoke the Agreement in writing. Dr. Lemperle understands that this Agreement may not be revoked after the seven day revocation period has passed. Dr. Lemperle understands that any revocation of this Agreement must be made in writing and delivered to the Company (to the attention of Karla Kelly) within the seven day period, and that if he does so revoke the Agreement, he shall not be entitled to receive any of the benefits described herein.
     28. Effective Date. This Agreement shall become effective on the eighth (8th) day after execution by Dr. Lemperle, so long as Dr. Lemperle has not revoked it within the time and in the manner specified in Section 27 of this Agreement.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates below:

Dated: 3/16/06 , 2006	/s/ Gottfried Lemperle
Gottfried Lemperle, M.D.

ARTES MEDICAL, INC.
Dated: 3/16/06 , 2006	By /s/ Christopher Reinhard
Christopher J. Reinhard
Executive Chairman of the Board

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

Exhibit A
Voting Agreement

VOTING AGREEMENT
     This Voting Agreement (this “Agreement”) is entered into as of March 15, 2006 (the “Effective Date”), by and between Artes Medical, Inc., a Delaware corporation ( “Artes Medical”), and Gottfried Lemperle, M.D., an individual (“Dr. Lemperle”).
BACKGROUND
     A This Voting Agreement is executed and delivered by the parties hereto in connection with that certain Separation Agreement between Artes Medical and Dr. Lemperle (the “Separation Agreement”).
     B. As of the Effective Date, Dr. Lemperle owns or holds the securities of Artes Medical set forth on Exhibit A attached hereto (collectively, the “Securities”). The Securities and all shares of voting stock (including any other securities with voting rights) of Artes Medical that may hereafter be acquired or beneficially owned (directly or indirectly) by Dr. Lemperle are collectively referred to herein as the “Voting Shares.”
     C. The obligations of Artes Medical in the Separation Agreement are conditioned upon the execution and delivery of this Agreement.
     D. To induce Artes Medical to consummate the transactions contemplated in the Separation Agreement, Dr. Lemperle desires to provide for the voting of the Voting Shares in accordance with the agreements, terms and conditions set forth in this Agreement.
AGREEMENT
     In consideration of the mutual promises and covenants set forth herein and in the Separation Agreement, the parties hereby agree as follows:
     29. Voting of Shares. During the term of this Agreement, Dr. Lemperle hereby unconditionally agrees to vote all of the Voting Shares held by or beneficially owned (directly or indirectly) by Dr. Lemperle in the manner directed by the majority of the board of directors of Artes Medical in any election of directors and upon any and all matters in question (including, but not limited to, waivers of contractual or statutory rights) which may be brought before the stockholders of Artes Medical (or any class(es) or series of stockholders of Artes Medical) at any stockholders’ meeting or by other means for consent, including any written consent (including, waivers of contractual or statutory rights) of stockholders.
     30. Successors in Interest. The provisions of this Agreement shall be binding upon the successors in interest to any of the Voting Shares. Dr. Lemperle shall not transfer any of the Voting Shares unless and until the person to whom such Voting Shares are to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a party hereunder.

1

     31. Legend.
          (a) Each certificate representing any of the Voting Shares shall bear a legend (the “Legend”) reading as follows:
     “THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE FROM THE ISSUER). BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT.”
          (b) Except as otherwise provided herein, Artes Medical agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place, or cause to be placed, the Legend on any new certificate issued to represent the Voting Shares theretofore represented by a certificate carrying the Legend.
     32. Termination. This Agreement shall terminate upon the earlier of (i) ten years from the Effective Date; or (ii) the closing date upon which Artes Medical consummates its first sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended.
     33. Further Assurances. Each of the parties hereto shall execute and deliver all additional documents and instruments and shall do any and all acts and things reasonably requested in connection with the performance of its obligations undertaken in this Agreement.
     34. Stock Splits, Stock Dividends, Etc. In the event of a stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to the Voting Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 3 hereof.
     35. Representations. Dr. Lemperle hereby represents and warrants that: (a) the execution, delivery and performance of this Agreement and any instrument required hereunder are not in conflict with the terms of any instrument or agreement to which he is a party or by which he is bound or affected; (b) this Agreement is a legal, valid and binding agreement of Dr. Lemperle, enforceable against Dr. Lemperle in accordance with its terms; and (c) Dr. Lemperle will not take any action inconsistent with the purposes of this Agreement.
     36. Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be prohibited or invalid only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Voting Shares

2

shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.
     37. Governing Law. This Agreement will be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
     38. Counterparts. This Agreement may be executed in one or more counterparts and the signatures delivered by telecopy, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument and delivered in person.
     39. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not sent during normal business hours, then on the next business day; (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.
     40. Equitable Remedies. The parties acknowledge and agree that the legal remedies available to the parties in the event any party violates the covenants and agreements made in this Agreement would be inadequate and that the parties shall be entitled, without posting any bond or other security, to temporary, preliminary and permanent injunctive relief, specific performance and other equitable remedies in the event of such a violation, in addition to any other remedies which the parties may have at law or in equity.
     41. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived only with the written consent of each of the parties. Any amendment or waiver so effected will be binding upon any assignee or transferee thereof.
     42. Entire Agreement. This Agreement and the Separation Agreement contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof except as expressly referred to herein.
[SIGNATURE PAGE TO FOLLOW]

3

     IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.
Artes Medical, Inc.

By:

Name:	Christopher J. Reinhard

Title:	Executive Chairman

Dr. Gottfried Lemperle, an Individual

[Signature Page to Voting Agreement]

Exhibit A
Securities
          42.1 Dr. Lemperle hereby acknowledges that he holds 1,000,000 shares of Common Stock, 161,243 shares of Series C-1 Preferred Stock and 70,761 shares of Series D Preferred Stock.
          42.2 In addition, the Company has granted Dr. Lemperle the following options (the “Stock Options”) to purchase the indicated shares of Common Stock at the indicated exercise price:

			Number of
			Vested Shares
Option Grant	Number of	Per Share	as of March 31,
Date	Shares	Exercise Price	2006
6/27/03	100,000	$1.50	68,739
9/15/94	300,000	$1.00	112,500
Total:	400,000		181,239
          42.3 In addition, the Company has issued Dr. Lemperle the following warrants (the “Warrants”) to purchase the indicated shares at the indicated exercise price:

Warrant Grant		Number of	Per Share	Number of
Date	Type of Stock	Shares	Exercise Price	Vested Shares
7/26/02	Series C-1	150,000	$1.00	150,000
6/30/04	Common	32,000	$1.25	32,000
Total:		182,000		182,000

Exhibit B
Proprietary Information and Inventions Agreement
Intentionally Omitted

B-1